Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-257256) of Invesco DB Multi-Sector Commodity Trust of our report dated February 24, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Invesco DB Precious Metals Fund’s Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 24, 2022